QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.18.1

AMENDMENT TO JANUS 2010 LONG TERM STOCK INCENTIVE PLAN

        The Janus Capital Group Inc. 2010 Long-Term Incentive Stock Plan, as amended (the "Plan"), is hereby amended as follows, effective December 28, 2011:

  1.
  Article 2—Definitions of the Plan hereby is amended by adding the following definition:

      "Good Reason" shall have the meaning assigned to such term in the Grantee's individual employment or severance agreement or, if the Grantee is not a party to an agreement in which Good Reason is defined, Good Reason shall mean the occurrence of any of the events or conditions described below which are not cured by the Company (if susceptible to cure by the Company) within thirty (30) days after the Company has received written notice from the Grantee (which notice must be provided by the Grantee within ninety (90) days of the initial existence of the event or condition constituting Good Reason): (i) a material adverse alteration in the nature or status of the Grantee's responsibilities from those in effect immediately prior to the Change in Control other than any such alteration primarily attributable to the fact that the Company may no longer be a public company or to other changes in the identity, nature or structure of the Company; and provided, that a change in the Grantee's title or reporting relationships shall not of itself constitute Good Reason (unless such change results in a material adverse alteration as described above), (ii) any material reduction in the Grantee's base salary except for any across-the-board reduction similarly affecting similarly-situated employees of the Company, or (iii) the relocation of the Grantee's principal place of employment to a location more than 40 miles from the Grantee's principal place of employment immediately prior to the Change of Control, provided that such relocation results in a material negative change to the Grantee's employment.

  2.
  The third sentence of Section 4.1 of the Plan hereby is amended by deleting it and replacing it with the following sentence:

      The number of Shares for which Awards may be granted to any Grantee on any Grant Date, when aggregated with the number of Shares for which Awards have previously been granted to such Grantee in the same calendar year, shall not exceed one percent (1%) of the total Shares outstanding as of such Grant Date; provided, however, that the total number of Shares for which Awards may be granted to any Grantee in any calendar year shall not exceed 650,000.

  3.
  Article 12—Change of Control of the Plan hereby is amended by deleting it in its entirety and replacing it with the following:

      Except as otherwise provided in an Award Agreement or determined by the Committee at the time an Award is granted, if a Change of Control occurs, then:

              (a)   Following a Change of Control, each outstanding Award shall remain outstanding and shall continue to vest in accordance with its terms (subject to adjustment in accordance with Section 4.2 hereof); provided, however, that, in the event of a termination of a Grantee's employment or service by the Company without Cause or for Good Reason during the 24-month period following such Change of Control, on the date of such termination (i) such Award shall become fully vested and, if applicable, exercisable, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) any performance conditions imposed with respect to Awards shall be deemed to be fully achieved at target levels.

              (b)   Notwithstanding the foregoing or any other provision of the Plan or any applicable award agreement, in the event of a Change of Control, except as would otherwise result in adverse tax consequences under Section 409A of the Code, the Board may, in its sole discretion, provide that each Award shall, immediately upon the occurrence of a Change of Control, be cancelled in exchange for a payment in cash in an amount equal to (x) the excess of the consideration paid per Share in the Change of Control over the exercise or purchase price (if any) per Share subject to the Award multiplied by (y) the number of Shares granted under the Award. Where such acceleration would result in adverse tax consequences under Section 409A of the Code with respect to an Award, the Board may, in its sole discretion, provide that such Award shall become vested and non-forfeitable upon the occurrence of the Change of Control; provided, however, that the Grantee shall not be able to exercise the Award, and the Award shall not become payable, except in accordance with the terms of such Award or until such earlier time as the exercise and/or payment complies with Section 409A of the Code.

  4.
  Except as amended above, the Plan shall remain in full force and effect.

        IN WITNESS WHEREOF, Janus Capital Group Inc. has executed this Amendment as of this 28th day of December, 2011.

Janus Capital Group Inc.
	By:	/s/ KARLENE J. LACY Karlene J. Lacy Vice President of Taxation
ATTEST:
/s/ SUSAN J. ARMSTRONG Susan J. Armstrong

QuickLinks

  Exhibit 10.18.1
AMENDMENT TO JANUS 2010 LONG TERM STOCK INCENTIVE PLAN